Exhibit 99.1

NEWS RELEASE

Contact:
Ms. Bobbi J. Roberts Vice President, Investor Relations Saxon Capital, Inc. 804.967.7879 InvestorRelations@saxonmtg.com

For Immediate Release

   Saxon Capital, Inc. Announces $900 Million Asset-Backed Securitization

GLEN ALLEN, VA. (October 28, 2004) – Saxon Capital, Inc. (“Saxon”) (NASDAQ: SAXN), a residential mortgage lender and servicer, announced today the securitization by its affiliate, Saxon Asset Securities Company, and the related offering by Saxon Asset Securities Trust 2004-3 of $900 million of notes backed by conforming and non-conforming mortgage loans transferred to the trust in the securitization. The securitization lead manager is RBS Greenwich Capital, and co-managers are Merrill Lynch & Co., JP Morgan, and Credit Suisse First Boston. The notes are offered pursuant to a Prospectus and Prospectus Supplement dated October 21, 2004

The notes, which will be characterized as debt for both tax and financial reporting purposes, will represent obligations of Saxon Asset Securities Trust 2004-3 (“SAST 2004-3”), a Delaware statutory trust. The assets of the trust will include two groups of mortgage loans secured by one-to-four family residential properties.

Saxon will use the proceeds from the securitization to provide long-term financing of the mortgage loans and for general corporate purposes.

Securities	Amount	Benchmark	Spread/Margin	Coupon	Ratings Moody's/S&P
A-1A	$134,200,000	1 Month LIBOR	0.34	L + 0.34%	Aaa/AAA
A-1B	$202,200,000	1 Month LIBOR	0.25	L + 0.25%	Aaa/AAA
A-1C	$35,800,000	1 Month LIBOR	0.48	L + 0.48%	Aaa/AAA
A-2	$193,500,000	1 Month LIBOR	0.18	L + 0.18%	Aaa/AAA
A-3	$159,000,000	1 Month LIBOR	0.34	L + 0.34%	Aaa/AAA
A-4	$19,600,000	1 Month LIBOR	0.48	L + 0.48%	Aaa/AAA
A-IO	$103,875,000			2.00000%	Aaa/AAA
M-1	$31,500,000	1 Month LIBOR	0.60	L + 0.60%	Aa1/AAA
M-2	$27,900,000	1 Month LIBOR	0.65	L + 0.65%	Aa2/AA+
M-3	$16,200,000	1 Month LIBOR	0.75	L + 0.75%	Aa3/AA+
M-4	$16,650,000	1 Month LIBOR	1.10	L + 1.10%	A1/AA-
M-5	$13,950,000	1 Month LIBOR	1.15	L + 1.15%	A2/A+
M-6	$13,950,000	1 Month LIBOR	1.30	L + 1.30%	A3/A+
B-1	$12,600,000	1 Month LIBOR	1.75	L + 1.75%	Baa/A
B-2	$12,150,000	1 Month LIBOR	1.85	L + 1.85%	Baa2/A-
B-3	$10,800,000	1 Month LIBOR	3.25	L + 3.25%	Baa3/BBB+

Total	$900,000,000

Copies of the Prospectus and Prospectus Supplement relating to the certificates may be obtained from the Company.

About Saxon

Saxon is a residential mortgage lender and servicer that manages a portfolio of mortgage assets. Saxon purchases, securitizes, and services real property secured mortgages, and elects to be treated as a real estate investment trust (REIT) for federal tax purposes. The company is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s production subsidiaries, Saxon Mortgage, Inc., and America’s MoneyLine, Inc. originate and purchase loans through wholesale, correspondent and retail business channels. Saxon currently originates and purchases loans in 49 states, through its network of approximately 4,000 brokers, 350 correspondents, and 25 retail branches. As of June 30, 2004, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $11.4 billion. For more information, visit www.saxoncapitalinc.com.

Information Regarding Forward Looking Statements

Statements in this news release reflecting our future, plans and strategies, are “forward-looking statements” that are based on current expectations and assumptions. These expectations and assumptions are subject to risks and uncertainty, which could affect our future plans. Saxon’s actual results and the timing and occurrence of expected events could differ materially from our plans and expectations due to a number of factors, such as (i) changes in overall economic conditions and interest rates, (ii) Saxon’s ability to successfully implement its growth strategy, (iii) Saxon’s ability to sustain loan origination growth at levels sufficient to absorb costs of production and operational costs, (iv) continued availability of credit facilities and access to the securitization markets or other funding sources, (v) deterioration in the credit quality of Saxon’s loan portfolio, (vi) lack of access to the capital markets for additional funding, (vii) challenges in successfully expanding Saxon’s servicing platform and technological capabilities, (viii) Saxon’s ability to remain in compliance with federal tax requirements applicable to REITs, (ix) Saxon’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) changes in federal income tax laws and regulations applicable to REITs, (xi) unfavorable changes in capital market conditions, (xii) future litigation developments, (xiii) competitive conditions applicable to Saxon’s industry, and (xiv) changes in the applicable legal and regulatory environment. You should also be aware that all information in this news release is as of October 28, 2004. Saxon undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.